Exhibit 99.7

December 26, 2008

Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, MO 63141
Attention:  Joseph W. Bean

Paul Vining
c/oMagnum Coal Company
500 Lee Street East
Suite 900
Charleston, WV 25301

Ladies and Gentlemen:

Reference is made to letter agreement, dated July 22, 2008 (the "Letter Agreement"), among Mr. Paul Vining ("Vining"), Patriot Coal Corporation ("Patriot") and the former stockholders of Magnum Coal Company which are a party thereto, including  ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P., acting jointly, as Stockholder Representative (the "Stockholder Representative").  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Letter Agreement.

Each of the undersigned desires to defer to January 22, 2010 the dates upon which Vining would be entitled to any Directed Shares under the terms of the Letter Agreement.  Accordingly, the undersigned desire to amend the Letter Agreement in accordance with the terms of paragraph 6 thereof.  Therefore, the undersigned hereto agree that paragraph 1 of the letter agreement be amended and restated as follows:

"1.    Delivery of Shares to Vining. Each of the undersigned Designated Stockholders shall (i) on the date that is no later than ten days following January 22, 2010 deliver and convey to Vining such Designated Stockholder's Applicable Percentage of the number of shares of Parent Stock equal to the Directed Share Amount; provided, that Vining is employed by Parent as of January 22, 2010.  Upon termination of Vining's employment for any reason, Vining's right to receive Directed Shares after such date shall terminate.

For purposes of this letter agreement (a) "Directed Share Amount" means the number of shares of Parent Stock equal to the quotient obtained by dividing (1) $3,000,000 by (2) the average of the closing price of Parent Stock on the principal stock exchange on which Parent Stock is traded for the 10 consecutive trading days ending five trading days after

January 22, 2010, and (b) "Applicable Percentage" for any Designated Stockholder means the percentage set forth opposite such Designated Stockholder's name on Exhibit A hereto."

*     *     *     *

Please indicate your agreement with the foregoing by executing a copy of this letter agreement.

Sincerely,

ARCLIGHT ENERGY PARTNERS
FUND I, L.P.

By: ArcLight PEF GP, LLC, its General
Partner

By: ArcLight Capital Holdings, LLC, its
Manager

By: _/s/Daniel R. Revers____________
Name: Daniel R. Revers
Title: Manager

ARCLIGHT ENERGY PARTNERS
FUND II, L.P.

By: ArcLight PEF GP, LLC, its General
Partner

By: ArcLight Capital Holdings, LLC, its
Manager

By: _/s/Daniel R. Revers____________
Name: Daniel R. Revers
Title: Manager

Agreed to and acknowledged as of the date
first above written:

PATRIOT COAL CORPORATION

By: /s/Joseph W. Bean_____________________________
Name: Joseph W. Bean
Title:

___/s/Paul Vining_________________________________
Paul Vining